CUNO Incorporated
             400 Research Parkway, P.O. Box 1018, Meriden, CT 06450-1018, U.S.A.
                                                       Telephone: (203) 237-5541

                                                                     Exhibit 5.1




November 17, 2004


The Board of Directors
CUNO Incorporated
400 Research Parkway
Meriden, Connecticut 06450


Re:            CUNO Incorporated Registration Statement on Form S-8

Dear Sirs:

I have acted as counsel for CUNO Incorporated, a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 being filed on the date hereof (the "Registration Statement") relating to an aggregate of 1,200,000 shares (the "Shares") of Common Stock, $.001 par value (the "Common Stock"), of the Company which may be issued pursuant to the CUNO Incorporated 1996 Stock Incentive Plan, as amended, or the CUNO Incorporated Non-Employee Directors' Stock Option Plan, as amended (such plans, as so amended, the "Plans").

In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purpose of rendering this opinion, including: (a) the Certificate of Incorporation of the Company as in effect on the date hereof; (b) the By-Laws of the Company as in effect on the date hereof; (c) resolutions adopted by the Board of Directors of the Company at meetings held July 25, 1996, November 17, 1998, March 23, 2000 and January 22, 2003; (d) resolutions adopted by the stockholders of the Company at meetings held March 27, 1997, March 25, 1999 and March 6, 2003; (e) the Registration Statement; and (f) the Plans.

Based upon the foregoing and assuming that the purchase price of the Shares issued pursuant to the Plans will not be less than the par value of the Shares, I am of the opinion that the Shares will, upon issuance in accordance with the provisions of the Plans subsequent to the exercise of options or other rights granted under the Plans, be validly issued, fully paid and nonassessable.


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CUNO Incorporated                    -2-                       November 17, 2004


The opinion contained herein is intentionally and specifically limited to those Shares of Common Stock which may hereafter be issued by the Company for delivery pursuant to the Plans. The opinion contained herein is also limited in that no opinion is expressed other than as to the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under "Legality" in the Prospectuses constituting part of the Registration Statement.

                                              Very truly yours,


                                              /s/ JOHN A. TOMICH

                                              John A. Tomich
                                              General Counsel and Secretary